Exhibit 99.1

STELLAR COMPLETES OIL AND GAS PROSPECTS ACQUISITION

HENDERSON, NV, June 14 /PRNewswire-FirstCall/ - Stellar Resources Ltd., (OTCBB:SRRL.ob - News) an oil and gas property acquisition, exploration and development company, (the "Company") today announced the completion of its agreement to acquire 100% of Elk Hills Heavy Oil LLC and 100% of Four Bear Heavy Oil, LLC from Mr. Ray Jefferd and Mr. Glen Landry, (the "Sellers").

The Company has acquired these oil and gas leases as part of its strategic plan to enter into the business of oil and gas production, development, exploration, and the accumulation of oil and gas reserves.

The purchase price for Elk Hills Heavy Oil LLC and Four Bear Heavy Oil, LLC by the Company consists of:

a) the Company issuing a total of three (3) million fully paid and non-assessable common shares to the Sellers; and

b) the Company granting to the Sellers a Net Overriding Royalty (NOR)of five percent (5%) on the Company's pre-tax net profit derived from the Properties. This royalty will be paid on a quarterly basis; and

c) A cash payment totaling US$250,000 shall be paid to the Sellers upon the Company obtaining future financing for the development of the Properties on or before December 31, 2011.

Elk Hills Heavy Oil LLC's sole asset consists of approximately 20,000 acres of oil and gas leases in Carbon County, Montana. The Company has an area of mutual interest with the Sellers to acquire additional leases within one mile of the borders of the existing leases, excluding land in Big Horn County, Montana.

Four Bear Heavy Oil, LLC's sole asset consists of approximately 6,400 acres of oil and gas leases in Park County, Wyoming.

The Elk Hills and Four Bear leases prospectively contain recoverable hydrocarbons.

FORWARD LOOKING STATEMENT

This press release contains statements, which may constitute 'forward-looking statements' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

On behalf of the Board
Stellar Resources Ltd.

"Ray Jefferd"
Ray Jefferd
President & CEO